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                                                                     EXHIBIT 5.1

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JAMES W. GUEDRY                        TWO MANHATTANVILLE ROAD
VICE PRESIDENT, SECRETARY AND          PURCHASE NY 10577-2196
ASSOCIATE GENERAL COUNSEL              PHONE 914 397 1532
                                       FAX 914 397 1505
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                                                    April 9, 1997

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, DC 20549

                         RE:INTERNATIONAL PAPER COMPANY

   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

    I have acted as counsel to International Paper Company, a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 5,000,000 shares of common stock, $1.00 par value, of the Company (the "Common Shares") which may be offered and sold from time to time pursuant to the Company's registration statement on Form S-4, filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Common Shares will be sold or delivered from time to time in amounts, at prices and on terms to be determined in connection with the Company's acquisition of businesses, properties or securities of others, as shall be described in supplements ("Prospectus Supplements") to the Company Prospectus and the Selling Stockholders Prospectus (the "Prospectuses") contained in the Registration Statement.

    As the basis for the opinions hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

    With respect to the opinions set forth below, I have assumed that at the time of each issuance, sale and delivery of the Common Shares, such Common Shares will be issued, sold and delivered in a manner consistent with the New York Business Corporation Law (the "B.C.L.") and the Restated Certificate of Incorporation and By-laws of the Company as in effect at such time, and that the Company will have a sufficient number of shares of Common Stock authorized for issuance at the time of each such issuance.

    Based on the foregoing and on such legal considerations as I deem relevant, I am of the opinion that:

    1. The Company is incorporated and is validly existing as a corporation under the B.C.L.

    2. When appropriate corporation action has been taken to authorize the issuance of any Common Shares and such Common Shares have been issued and paid for as described in the Registration Statement, the Prospectuses and any Prospectus Supplements thereto, such Common Shares will duly authorized, validly issued, fully paid and nonassessable.

    This opinion is delivered as of the date hereof and I disclaim any responsibility to update this opinion at any time following the date hereof.

    I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectuses.

                                          Very truly yours,

                                          /s/ JAMES W. GUEDRY